EXHIBIT 10.12

September 13, 2000

Mr. David Freedman

C/o InfoNXX, INC

3864 Courtney St. Suite 411

Bethlehem, PA  18017

Dear Mr. Freedman:

This revised letter will serve as your formal offer of employment as the Chief Financial Officer, reporting to Robert Pines, the Chief Executive Officer for INFONXX (the “Company”).  In addition to your normal duties, you are expected to contribute wherever possible to the growth of the Company.  Your offer of employment is contingent upon signing the Company’s employment agreement and employee handbook, which will be provided to you after you start work.

As compensation for your work at the Company, you will receive the following:

Salary:

Your base salary will be $175,000 per annum, payable bi-weekly in accordance with the Company’s standard payroll policies.  The Company will review your performance and compensation annually.

Bonus:

You will be eligible to receive an annual performance bonus in a target amount of 30% of your annual salary.

Options:

As of your employment start date, Company management will recommend to the Board of Directors that you be granted a stock option (the “Stock Option”) entitling you to purchase up to 125,000 shares of Company Common Stock.  Upon each one-year anniversary of your employment start date, 1/5 of the number of shares purchasable pursuant to the Stock Option shall vest until the Stock Option shall be exercisable at a price per share of $4.00. The Stock Option will be an incentive stock option to the extent permitted by applicable law. The grant of the Stock Option is subject in all respects to the approval of the Board of Directors and the terms of the Company’s 1996 Stock Option Plan.

Relocation:

You will be eligible for relocation support as outlined in the Company’s relocation program to a maximum of $60,000.00.

Benefits:

You will be eligible for three (3) weeks vacation, plus Company holidays each year.  You will be eligible to participate in all benefit programs offered to Company employees, including medical and dental insurance, and the Company’s 401(k) program.

The term of this offer is open ended and can be terminated by the Company by written notice at any time before we receive your acceptance.  Your employment will be “at will”, and either you or the company may terminate your employment at any time for any reason.  If your employment with the Company is terminated due to a change in control of the Company, you shall receive an amount equal to two weeks pay per year of service, with no less than twelve months of severance, less all applicable taxes and withholdings.

For purposes of this agreement, “cause” shall mean (i) you fail to substantially perform your duties (other than such failure resulting from your disability or other incapacity due to physical or mental illness), which failure is not remedied within a reasonable time after written notice from the Company, (ii) you engage in an act or omission which is in bad faith and to the detriment of the Company, engage in misconduct or willful malfeasance, (iii) your willful commission of any act of theft, embezzlement or misappropriation against the Company; or (iv) you engage in any act of dishonesty, disclosure of Company confidential information not required by your duties, commercial bribery, criminal act or perpetration of fraud.

The terms above are the only terms of your offer.  The Company is not responsible for any other written or oral representations or agreements that have been made, which are not included in this letter.  We look forward to having you as a member of our team.  We are excited about the Company’s prospects and your ability to help the Company achieve its goals.

Sincerely,

/s/ Robert Pines

Robert Pines

Chief Executive Officer

mjm

Enclosures

Accepted and Agreed:

/s/ David Freedman

David Freedman

12/18/00

8/16/00

Date of Signature

Start Date